UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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☐	Preliminary Proxy Statement

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☐	Definitive Proxy Statement

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☐	Soliciting Material Under Rule 14a-12

SOTHEBY’S

(Name of the Registrant as Specified in its Charter)

THIRD POINT LLC

THIRD POINT OFFSHORE MASTER FUND L.P.

THIRD POINT ULTRA MASTER FUND L.P.

THIRD POINT PARTNERS L.P.

THIRD POINT PARTNERS QUALIFIED L.P.

THIRD POINT REINSURANCE CO. LTD.

LYXOR/THIRD POINT FUND LIMITED

THIRD POINT ADVISORS LLC

THIRD POINT ADVISORS II LLC

DANIEL S. LOEB

HARRY J. WILSON

OLIVIER REZA

(Name of Person(s) Filing Proxy Statement, if Other than the Registrant)

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This filing includes (i) a press release issued by Third Point LLC (“Third Point”) on April 30, 2014, and (ii) a screenshot of content posted to www.ValueSothebys.com on April 30, 2014.

***

On March 28, 2014, Third Point, certain of its affiliates and associates, Mr. Harry J. Wilson, and Mr. Olivier Reza (the “Group”) filed with the Securities and Exchange Commission (the “SEC”) and began distributing to Sotheby’s stockholders a definitive proxy statement (the “Proxy Statement”) in connection with Sotheby’s 2014 annual meeting of stockholders. THIRD POINT STRONGLY ADVISES ALL STOCKHOLDERS OF SOTHEBY’S TO READ THE GROUP’S PROXY STATEMENT BECAUSE IT CONTAINS IMPORTANT INFORMATION, INCLUDING INFORMATION RELATING TO THE GROUP’S PARTICIPANTS IN SUCH PROXY SOLICITATION. THE GROUP’S PROXY STATEMENT, AS FILED, AND ANY FURTHER AMENDMENTS, SUPPLEMENTS OR OTHER RELEVANT PROXY SOLICITATION DOCUMENTS WILL BE AVAILABLE AT NO CHARGE ON THE SEC’S WEBSITE AT HTTP://WWW.SEC.GOV.

FOR IMMEDIATE RELEASE

Third Point (NYSE: TPRE; LSE: TPOU LN) Urges Sotheby’s Stockholders to Support Its Slate of Independent and Highly Qualified Nominees: Vote the White Proxy Card Today!

NEW YORK, NEW YORK, April 30, 2014: Earlier today, Sotheby’s (“the Company”) released a letter accusing Third Point of “taking excerpts out of context” and stating that “colorful quotes may make headlines”1 but do not reflect the true state of affairs at the Company. We believe Sotheby’s is dead wrong and we set the record straight in this letter. Our position is fully supported by the record evidence made public in open court and shareholders should call the Company if they wish to see it in its entirety. Third Point encourages shareholders to take the time to read the publicly available materials and to vote for “Shareholder Slate” Director nominees Daniel S. Loeb, Harry J. Wilson, and Olivier Reza instead of the Company’s nominees Jessica Bibliowicz, Robert Taubman, and Daniel Meyer at this year’s Annual Meeting.

Dear Fellow Shareholder:

Private communications between Sotheby’s Directors revealed publicly yesterday in Delaware Chancery Court showed unquestionably that the current Board is dysfunctional, does not put shareholders’ interests before its own, and has been untruthful in its communications with shareholders during this Proxy Contest.

The emails show that while the Board was issuing press releases publicly calling Third Point and Daniel Loeb’s criticisms “baseless”2, members of the Sotheby’s Board were telling each other that they secretly agreed with Third Point! As shareholders, we should be outraged that the Board would spend so much of our money fighting someone who was “right on the merits” according to at least one Director.

We are confident that any shareholder who reads these emails will agree that this Board needs the Shareholder Slate. How can any shareholder condone the hypocrisy and wastefulness on display in these emails? We urge all shareholders, even those who typically vote with management, to vote the white card today and send a message that the Company’s owners expect higher standards of conduct than these embarrassing revelations catalogue.

[1]	Sotheby’s Press Release, “Sotheby’s Issues Open Letter To Shareholders”, April 30, 2014.
[2]	Sotheby’s Press Release, “Sotheby’s Acknowledges 13-D Filing”, October 2, 2013.

Fact #1: This Board is Broken

The Sotheby’s Directors have tried repeatedly to convince shareholders that the Board is “independent, active, engaged and focused on further increasing shareholder value.”3 Third Point had grave doubts about this assertion all along given the current Board’s lack of meaningful skin in the game, its seemingly disengaged attitude towards the business, and the Company’s string of middling results. Yesterday, our view that this Board is “asleep at the switch” was confirmed by Sotheby’s own former Lead Independent Director Steven Dodge, who wrote:

“I see some combination of a flawed governance process, highly flawed internal controls and accountability, carelessness, and extraordinarily bad judgment at work here. Harsh? Yes, but I’m afraid not off the mark….the evidence is strong that [the] company has a serious set of expense and comp issues and that the Board and [sic] is too comfortable, too chummy and not doing its job.”4

•	Email from Mr. Dodge to Director Dennis Weibling.

Fact #2: Lack of Leadership Is Undermining the Company’s Valuable Human Capital

Sotheby’s has publicly insisted to its shareholders that it “has the right Board and leadership to deliver shareholder value now and into the future”.5 Third Point has said we believe that there is significant talent at Sotheby’s that needs to be harnessed into a higher-performing organization. It turns out this view is perhaps too generous, as at least some Directors think Sotheby’s is poorly staffed due to CEO William Ruprecht’s leadership:

“[Sotheby’s] must hire four to five key drivers to our business, senior and aggressive businessmen (women) because we don’t have anyone to do the work.”

•	Email from Mr. Ruprecht to Mr. Dodge, quoting the statement of Director John Angelo.

Fact #3: Some Directors Believe Christie’s is Outpacing Sotheby’s

Sotheby’s has told investors time and again that it is outperforming Christie’s, stating “no company is better positioned as wealth creation leads to additional collectors”.6

Third Point, on the other hand, has raised serious concerns that Christie’s is consistently ahead of Sotheby’s in key categories such as Contemporary and key channels like Online

[3]	Sotheby’s Press Release, “Sotheby’s to Mail Letter To Shareholders”, April 2, 2014.
[4]	All emphases added to quotations throughout by Third Point.
[5]	Sotheby’s Investor Briefing, April 8, 2014.
[6]	Sotheby’s Investor Briefing, April 8, 2014.

Sales. The Shareholder Slate has stated consistently that this Board’s lackadaisical approach to confronting the Christie’s threat renders it unfit to serve shareholders at this critical inflection point for the Company. Yesterday we learned that Mr. Angelo shares some of the same concerns:

“[The Company is] at risk of destroying the business and getting killed in the market in the future if we do not mount a stronger response to Christie’s.”

•	Email from Mr. Angelo to Mr. Ruprecht.

Fact #4: Directors Recognize a Troubling Lack of Expense Discipline Among the Current Leadership

Sotheby’s insists publicly that the “Board and management remain keenly focused on expense management and have effectively managed the capital needs of a growing and cyclical business with prudent fiscal discipline.”7 Third Point’s position is that the Company spends liberally to garner headlines extoling large auction sales while earnings per share have plummeted. We have also stated that we believe the Board has been derelict in its duty to oversee skyrocketing expenses and control CEO Ruprecht’s profligate spending.

It turns out that none other than Mr. Weibling, the Chair of the Board’s Finance and Audit Committees, shares our grave concerns:

“We have an expense issue. We spend too much on people, travel, entertainment, client relationships etc…. don’t know how spending was allowed to get that far out of control, with no real comments by management…. Again, I think Bill [Ruprecht’s] strategy was – revenue and people at whatever the cost. Tough part is, we as a board didn’t know that was his approach so didn’t have the opportunity to debate it.”

•	Email from Mr. Weibling to Mr. Dodge.

Fact #5: The Discriminatory Poison Pill Has Always Been About Protecting Board Seats – Never About Protecting Shareholders

Third Point has sued Sotheby’s over its discriminatory poison pill because we believe the Board is not genuinely concerned that Third Point threatens to “control” Sotheby’s but rather is concerned that Third Point’s nominees will win the proxy contest and therefore upset the “collegiality” that Mr. Ruprecht values so highly. Here is an internal Sotheby’s document that shows, in our view, that the poison pill is being misused:

“Poison Pill

•	As part of engaging with ISS, does Sotheby’s formally accelerate the expiration of the poison pill?

[7]	Sotheby’s Press Release, “Sotheby’s Issues Presentation to Set the Record Straight”, April 17, 2014.

•	We need to come to figure out how much it would swing ISS and our chances of winning.

•	It may be difficult to figure that out, but it would give Loeb one less thing to harp about.

•	Get feedback from Vanguard and Blackrock. If they want to get rid of the pill, then it may be worth doing to win their support.”

•	Internal Board deliberation recorded by one of the Company’s investment bankers at Goldman Sachs.

Fact #6: Management Makes Decisions Designed to Appease Shareholders Solely to Increase Their Chances of Maintaining Their Board Seats

Third Point believed that the Board’s recent capital return and minor cost savings program was cobbled together to persuade shareholders to vote with management during the next proxy season, rather than representing an adoption of best practices or thoughtful benchmarking. Mr. Ruprecht calculated precisely what payoff it would take to distract shareholders from the Shareholder Slate’s campaign:

“Does a significant dollop of benefit for shareholders, to be scoped, and announced, in the next six weeks, cut his legs out from under him [Marcato]?”

“So the decision to make a prudent distribution now allows us the greatest control over board composition and collegiality going forward…. In my view, the single most valuable thing the board can do is stay collaborative and speak with one voice, and control its future.”

“So this is about power, and political gamesmanship with shareholders, not about capital structure.”

•	Emails from Mr. Ruprecht to CFO Patrick McClymont and Director Robert Taubman dated September 4, 2013.

****

The evidence publicly discussed in the Delaware Chancery Court that Sotheby’s argues we have taken “out of context” speaks for itself. Now is the time for shareholders to tell Mr. Ruprecht and the rest of the incumbent Board that they deserve better stewards of their capital than this self-interested, disengaged, and disingenuous group. We are heartened that certain Board members seem willing to face the Company’s problems and assure shareholders that, despite being few in number, we will bring a much-needed dose of transparency and best practices to cure this Board’s flawed processes.

If you agree that the time for change at Sotheby’s is now, please vote the white proxy card for Daniel S. Loeb, Harry J. Wilson, and Olivier Reza. Help us create A Better BID. Please visit www.ValueSothebys.com for more information about the Shareholder Slate.

We thank you for your continuing support.

Sincerely,

Daniel S. Loeb

Third Point LLC

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About Third Point LLC: Third Point LLC is an SEC-registered investment adviser headquartered in New York, managing over $14 billion in assets. Founded in 1995, Third Point follows an event-driven approach to investing globally.

Contact:

Elissa Doyle

Managing Director, Third Point LLC

edoyle@thirdpoint.com or 212.715.4907

Important Information: Your Vote Is Important, No Matter How Many Or How Few Shares You Own. If you have questions about how to vote your shares, or need additional assistance, please contact the firm assisting us in the solicitation of proxies:

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Stockholders Call Toll-Free: (888) 750-5834

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REMEMBER: We urge you NOT to sign any Green proxy card sent to you by Sotheby’s. If you have already done so, you have every right to change your vote by signing, dating and returning the enclosed WHITE proxy card TODAY in the postage-paid envelope provided.

If you hold your shares in Street-name, your custodian may also enable voting by telephone or by Internet—please follow the simple instructions provided on your WHITE proxy card.